Exhibit 23.1.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-169633-02 on Form S-3 of our report dated February 28, 2013, relating to the consolidated financial statements of Duke Energy Indiana, Inc. and subsidiary, appearing in this Annual Report on Form 10-K of Duke Energy Indiana, Inc. and subsidiary for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

February 28, 2013